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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[X]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         GLOBAL MOTORSPORT GROUP, INC.
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               (Name of Registrant as Specified In Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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Notes:
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CONTACTS:
---------
MACKENZIE PARTNERS, INC.
GRACE PROTOS
(212)929-5802
OR
MARK HARNETT
(212)929-5877

FOR IMMEDIATE RELEASE:
----------------------

                   GLOBAL MOTORSPORT GROUP, INC. RESPONDS TO
  GOLDEN CYCLE'S APRIL 14 LETTER ; Reiterates That Any Serious Bidders For The
                        Company Will Be Treated Equally

Morgan Hill, CA -- April 21, 1998 -- Global Motorsport Group, Inc. (formerly Custom Chrome, Inc.) (NASDAQ:CSTM) sent the following letter today to Alexander Grass, the President and Secretary of Golden Cycle. Full text of letter to follow:

                                 April 21, 1998



Mr. Alexander Grass
Golden Cycle LLC
380 North Highland Avenue
Merion Station, PA  19066

Dear Mr. Grass:

          I am in receipt of your letter dated April 14, 1998. I must say that I am shocked by the strident tone and irresponsible content of your letter. While you purport to address the letter to me, we all know that this is but a sham for you to publish your diatribes on the internet. If you genuinely wish to communicate with me on matters of substance, please do so in a civilized and businesslike manner. Otherwise, if your true purpose is to obtain a "bully pulpit" from which you can hurl libelous and groundless attacks on our Board, please do not waste my time by camouflaging such attacks as a letter to me.

          Although your letter wanders all over the board, it seems to have been prompted by the confidentiality and standstill agreement sent to Golden Cycle as a condition to receiving confidential information about Global Motorsport (the "Company"). As we have clearly stated, any serious bidders for the Company will
                                        ---
be treated equally.  Others interested in the Company are executing the
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agreement.  You have sued the Company demanding a level playing field.  We
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have provided one -- but you refuse to play on it. It would be irresponsible to let you have an advantage over other bidders or to allow you to dictate the process by which bids will be received and evaluated. If you want to join the process, get on board. Otherwise, get out of the way.

          You lecture me on the Board's fiduciary duties -- yet, you urge us to violate them. Our duty is to engage in a careful, deliberative process. We are doing that. I realize that our process does not fit your agenda, but your agenda is to buy the Company as cheaply as possible.

          Finally, I cannot fathom what purpose you thought would be served by your scurrilous and completely baseless attack on our Board. If you cannot even take the time to get your facts straight, you are simply wasting everyone's time -- and exposing yourself to liability for defamation. Let me set the record straight:

     .    Lon Allan -- Your facts are as inaccurate as your spelling of Mr.
Allan's name. Mr. Allan has served as a legal advisor to the Company since May of 1992. He was asked to join the Board two years later because he was such a valuable advisor. His compensation for his consulting services did not change after he joined the Board for over three years, and the amount thereof is extremely modest and, for all reporting periods to date, below the SEC's threshold for reporting such compensation. Furthermore, everyone on the Board, everyone in management and all of our outside legal counsel have always been fully aware of Mr. Allan's consulting arrangement. Our outside counsel has advised us that the Company has made all required disclosures. As to your
                                         --------
defamatory remarks about Mr. Allan's separation from his prior law firm, those events occurred over six years ago and before Mr. Allan was retained by the
                                       ------
Company. None of those defamatory allegations was ever substantiated. The Company retained Mr. Allan as a consultant and later asked him to join our Board because those of us who know him and have worked with him know that the charges that you so gratuitously republish are false.

     .    Joe Piazza -- There never has been any "plan to protect" any consulting agreement. Mr. Piazza did not seek his position and was persuaded to take it because the Board believed that a management change was vital and that he was the best available candidate. All required disclosures about Mr. Piazza's compensation have been made. Indeed, you allude to an "improper" consulting arrangement for Mr. Piazza. You should know (and probably already do) that this arrangement required that Mr. Piazza move to Germany with his wife for seven months at great inconvenience to himself and his wife. The Company intended that Mr. Piazza down-size its German operation and return it to profitability. His efforts have been successful. While the total extent of Mr. Piazza's compensation for these duties was $75,000, our year-to-date sales in Germany are ahead 30% to 40% compared to the same period last year. Mr. Piazza's health is fine. How's yours? Mr. Piazza was recently approved for a one-million dollar life insurance policy. Can you say the same thing? Why don't you post your health condition on the internet, since you've seen fit to publish false information about Mr. Piazza's health? Additionally, please provide us with the health histories of all your nominees for the Board, since you seem to believe this is appropriate information for public consumption.

     .    Jim Kelly -- The prior CEO of the Company sought Mr. Kelly's termination. The Board initially acceded to that request, although they disagreed with the assessment of his performance. Mr. Piazza urged the former CEO on several occasions to
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reconsider his decision. The Board instructed the former CEO to delay the termination until March, 1998. When Mr. Piazza assumed the CEO position, he did as he had frequently urged the former CEO -- he retained Mr. Kelly. Indeed, Mr. Kelly conducted himself as a true professional through a major acquisition as well as the closing of our 1997 fiscal year. It has continued to be apparent to everyone that his expertise was and is needed for the future growth of the Company.

     .    Myself -- all payments to me have been and will continue to be properly disclosed. Your "facts" are false.

          As you must have contemplated when you put your poisoned pen to paper, your baseless and scurrilous allegations, irresponsibly published world-wide, have caused me, my fellow directors, and my Company considerable distress. On behalf of my fellow directors and the Company for which I proudly serve as the Chairman of the Board of Directors, I demand that you retract your letter immediately with a personally signed apology, published on the internet in exactly the same manner that you first disseminated your unfounded attack.

          Although you continually seek to clothe yourself in the interests of our shareholders, we well recognize that you continue to work in your own best interests. We will continue, as you urge, to work in the best interests of the shareholders of Global Motorsport.

                              Very truly yours,


                              /s/ Joe Keenan

                              Joe Keenan

OA981060.174/6+

Global Motorsport Group was founded in 1970 and it is the parent organization for an international group of motorcycle after market providers that focus their business on Harley-Davidson motorcycles sold worldwide. Global's organization includes Custom Chrome, the leading aftermarket supplier of Harley-Davidson motorcycle parts and accessories; Chrome Specialties, an aftermarket supplier of Harley-Davidson motorcycle parts and accessories located in Fort Worth, Texas; Custom Chrome Far East, a product development, engineering, tooling management and warehouse of proprietary products for Global, located in Taiwan; Custom Chrome Europe, a distribution company located in Germany that specializes in aftermarket accessories for Harley-Davidson motorcycles and other "cruiser" motorcycles, and Santee Industries, a manufacturer of frames and exhaust systems and other aftermarket components for Harley-Davidson motorcycles, located in California.

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Global Motorsport Group, Inc., the members of its Board of Directors, and certain other employees of the Company may be deemed to be participants in the solicitation of proxies, as such terms are defined in the rules of the Securities and Exchange Commission. The Company's Board of Directors consists of the following persons: Joseph Piazza, President and Chief Executive Officer of the Company, James J. Kelly, Executive Vice President, Finance, Chief Financial Officer and Secretary of the Company, Joseph F. Keenan, Chairman of the Board and a private attorney, and Lionel M. Allan, President of Allan Advisors, Inc., a legal consulting firm. The Board currently beneficially owns in the aggregate approximately 4.7% of the Company's common stock.

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